JOINT VENTURE AGREEMENT

                                  BY AND AMONG

                             ECOSCIENCE CORPORATION,

                               AGRO DYNAMICS, INC.

                                       AND

                                  GRODANIA A/S



                                JANUARY 12, 2000


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                                TABLE OF CONTENTS

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                                                                                                               PAGE
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ARTICLE I             DEFINITIONS.................................................................................1
                      1.1     Definitions.........................................................................1

ARTICLE II            THE TRANSACTIONS............................................................................8
                      2.1     Formation of NEWCO..................................................................8
                      2.2     ADI Contribution of Assets and Liabilities..........................................8
                      2.3     Grodan Contribution................................................................10
                      2.4     Issuance of Common Stock...........................................................10
                      2.5     Timing.............................................................................10

ARTICLE III           CLOSING................................................................................... 10

ARTICLE IV            REPRESENTATIONS AND WARRANTIES OF ADI......................................................11
                      4.1     Organization; Capitalization.......................................................11
                      4.2     Subsidiaries.......................................................................11
                      4.3     Authorization of Agreements, No Conflict, Etc......................................12
                      4.4     Title to Properties................................................................12
                      4.5     Leases.............................................................................13
                      4.6     Condition of Property..............................................................13
                      4.7     Compliance with Laws, Etc..........................................................13
                      4.8     Intellectual Property..............................................................15
                      4.9     Books and Records..................................................................15
                      4.10    Receivables........................................................................15
                      4.11    Litigation.........................................................................15
                      4.12    Material Contracts.................................................................16
                      4.13    Labor Matters......................................................................17
                      4.14    Financial Statements...............................................................17
                      4.15    Absence of Certain Changes or Events...............................................17
                      4.16    Undisclosed Liabilities............................................................18
                      4.17    Tax Matters........................................................................18
                      4.18    Insurance..........................................................................19
                      4.19    Employee Benefits..................................................................19
                      4.20    Employees..........................................................................22
                      4.21    Environmental Matters..............................................................22
                      4.22    Affiliate Transactions.............................................................24
                      4.23    Authorization of Transaction by ES.................................................24
                      4.24    Ownership of Common Stock of Seller................................................25
                      4.25    Sufficiency of Purchased Assets....................................................25
                      4.26    Broker's or Finder's Fees..........................................................25
                      4.27    Disclosure.........................................................................25
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                                      (i)

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
ARTICLE V             REPRESENTATIONS AND WARRANTIES OF GRODAN...................................................25
                      5.1     Organization of Grodan.............................................................25
                      5.2     Authorization of this Agreement, Etc...............................................26
                      5.3     Broker's or Finder's Fees..........................................................26

ARTICLE VI            COVENANTS..................................................................................26
                      6.1     Covenants of ES and ADI............................................................26
                      6.2     Filings and Governmental Consents..................................................28
                      6.3     Post Closing Cooperation/Further Assurances........................................28
                      6.4     Employment Matters.................................................................29
                      6.5     Financial Due Diligence............................................................30
                      6.6     Notification.......................................................................30
                      6.7     Non-Compete........................................................................31

ARTICLE VII           CONDITIONS TO OBLIGATIONS OF GRODAN........................................................31
                      7.1     Representations, Warranties and Covenants of ADI and ES............................31
                      7.2     Absence of Proceedings.............................................................32
                      7.3     Due Diligence......................................................................32
                      7.4     Opinion of Counsel to Seller.......................................................32
                      7.5     Consents or Approvals..............................................................33
                      7.6     Other Agreements...................................................................33
                      7.7     Bill of Sale.......................................................................34
                      7.8     Conveyance; Assignment and Assumption Agreement....................................34

ARTICLE VIII          CONDITIONS TO OBLIGATIONS OF ADI...........................................................35
                      8.1     Representations, Warranties and Covenants of Grodan................................35
                      8.2     Absence of Proceedings.............................................................35
                      8.3     Opinion of Grodan's Counsel........................................................35
                      8.4     Consent of Century.................................................................36
                      8.5     Other Agreements...................................................................36

ARTICLE IX            TERMINATION................................................................................37
                      9.1     Termination........................................................................37
                      9.2     Effect of Termination..............................................................37

ARTICLE X             INDEMNIFICATION............................................................................38
                      10.1    Indemnification of Grodania and NEWCO..............................................38
                      10.2    Indemnification of ADI and ES......................................................38
                      10.3    Claims for Indemnification.........................................................38
                      10.4    Materiality or Knowledge...........................................................39
                      10.5    Method of Payment of Indemnification...............................................39
                      10.6    Limitations on Indemnification.....................................................39

ARTICLE XI            MISCELLANEOUS..............................................................................40
                      11.1    Expenses...........................................................................40
                      11.2    Survival...........................................................................40
                      11.3    Notices............................................................................40
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                                      (ii)

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                      11.4    Assignment; Successors and Assigns.................................................42
                      11.5    Entire Agreement...................................................................42
                      11.6    Governing Law; Construction........................................................42
                      11.7    Construction.......................................................................42
                      11.8    Severability.......................................................................42
                      11.9    Arbitration........................................................................43
                      11.10   Captions...........................................................................43
                      11.11   Counterparts.......................................................................43
                      11.12   Publicity..........................................................................43
                      11.13   Waiver.............................................................................43
                      11.14   No Third Party Beneficiaries/No Partnership........................................44
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                              Exhibits & Schedules

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Exhibits
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
2.1                  Newco Certificate of Incorporation & By-Laws
2.2                  Assumption Agreement
6.1(g)               Terms of APD/NEWCO Supply Agreement
7.6(a)               Stockholders' Agreement
7.6(b)               Distribution Agreement between Newco and Grodan
7.6(e)               Michael DeGiglio Noncompetition Agreement
7.6(g)               Cost-Sharing Agreement

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Schedules
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
2.2.1                Contributed Assets of ADI
2.2.2                Excluded Assets of ADI
2.2.3                Assumed Liabilities of ADI
4.1                  ADI's jurisdiction of incorporation and the jurisdictions in which ADI is authorized to do business; liens on ADI stock
4.2                  Liens on ADCI capital stock
4.3                  Conflicts/Necessary Consents of ADI
4.4                  Liens on property owned by ADI
4.5                  ADI & ADCI Leases
4.6                  Inventory of Property
4.7                  Governmental Authorizations held by ADI and ADCI
4.8                  Intellectual Property of ADI and ADCI
4.10                 Accounts Receivable of ADI and ADCI
4.11                 Litigation involving ADI
4.12                 Material Contracts of ADI
4.13(b)              Proceedings involving ADI Related to Labor Law
4.14                 Financial Statements of ADI
4.15                 Deviations form the Ordinary Course of Business by ADI and ADCI since

                                     (iii)

                     1/1/99
4.16                 Liabilities of ADI and ADCI
4.17                 Tax Issues Related to ADI and ADCI
4.18                 Insurance policies held by ADI and ADCI
4.19                 Employee Benefits Plans
4.20                 List of ADI employees
4.21                 Environmental Compliance
4.22                 Affiliate Transactions
4.24                 Ownership of Common Stock of ADI
6.4                  Terms and conditions of employment for individuals appointed by Grodan

                                      (iv)

                             JOINT VENTURE AGREEMENT


     JOINT VENTURE AGREEMENT, dated as of January 12, 2000, by and among EcoScience Corporation, a Delaware corporation ("EcoScience" or "ES"), Agro Dynamics, Inc., a Delaware corporation wholly owned by ES ("ADI") and Grodania A/S, a Denmark corporation or its designee ("Grodan").

     WHEREAS, ADI and Grodan have had an ongoing business relationship pursuant to which ADI has been a distributor of Grodan substrates products for the horticultural and greenhouse farming industry; and

     WHEREAS, the parties wish to expand their business relationship and establish a new entity to conduct the ongoing business operations of ADI which is to be owned 51% by ADI and 49% by Grodan or a direct or indirect subsidiary of Grodan;

     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, and upon the terms and subject to the conditions hereinafter set forth, the parties hereto agree as follows:

                                   ARTICLE I
                                  DEFINITIONS.

     Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

     "Accounts Receivable" has the meaning set forth in Section 4.10.

     "Affiliate" means a Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with, the first mentioned Person.

     "Affiliated Group" less has the meaning set forth in Section 4.17.

     "Applicable Labor Law" means any and all laws, regulations, ordinances, statutes or codes enacted by any Governmental Body, regarding or pertaining to labor, employment, hiring, firing, equal employment opportunity, discrimination, layoffs, session of employment, leaves of absence, immigration, wages, hours, benefits, collective bargaining, labor relations, payment of social security and similar taxes, occupation safety and health, plant closing, employment loss (as that term is used in the WARN Act), independent contracting, affirmative action, or contribution or portability of insurance benefits.

     "Assumed Liabilities" has the meaning set forth in Section 2.2.

     "Balance Sheet" has the meaning set forth in Section 4.14.

     "Business Day" means any Day on which banks in the State of New Jersey are not authorized or required to close.

     "Closing" has the meaning set forth in Article III.

     "Closing Date" has the meaning set forth in Article III.

     "Closing Documents" means all agreements and documents to be executed or delivered in connection with the closing of the transactions contemplated by this Agreement, including, without limitation, the documents described in
Article VII.

     "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Company Other Benefit Obligation" means an Other Benefit Obligation owed, adopted or followed by the EcoScience Group or an ERISA Affiliate of the EcoScience Group.

     "Company Plan" means all Plans of which the EcoScience Group or an ERISA Affiliate of the EcoScience Group is or was a Plan Sponsor, or to which the EcoScience Group or an ERISA Affiliate of the EcoScience Group otherwise contributes or has contributed, or in which the EcoScience Group or an ERISA Affiliate of the EcoScience Group otherwise participates or has participated. All references to Plans are to Company Plans unless the context requires otherwise.

     "Contracts" has the meaning set forth in Section 4.12.

     "Contributed Assets" has the meaning set forth in Section 2.2.

     "Control" (including the terms "Controlled," "Controlled by" and "under common Control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise.

     "Covenant Properties" means land and buildings owned, occupied or used by the EcoScience Group.

     "Day" means a calendar day.

     "EcoScience Business" means any business activity undertaken by the EcoScience Group.

     "EcoScience Group" means, individually and collectively, EcoScience, ADI, Agro Power Development, Inc., a Delaware corporation ("APD") and their Affiliates.

     "Employee Benefit Plan" means any (a) bonus, incentive compensation, profit sharing, retirement, pension, group insurance, death benefit, group health, medical expense reimbursement, dependent care, stock option, stock purchase, stock appreciation rights, phantom stock, savings, deferred compensation, consulting, severance pay, termination pay, vacation pay, leave of absence, layoff, life insurance, accident, disability, workers' compensation, welfare or other employee benefit or fringe benefit plan, program, arrangement, practice or policy, or (b) plan, program, arrangement, practice or policy, which is an "employee pension benefit plan" as such term is defined in Section 3(2) of ERISA or an "employee welfare benefit plan" as such term is defined in Section 3(1) of ERISA, whether written or unwritten.

     "Environment" means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

     "Environmental Claims" means any and all allegations, actions, orders, decrees, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation, or causes of action for any damage or lost use of property, by any Person, alleging potential Liability (a) arising out of the operation of the EcoScience Business prior to Closing based upon the presence, Release, or Threat of Release of any Hazardous Materials on the Covenant Properties or Former Properties, owned, leased or operated by the EcoScience Group prior to Closing; (b) arising out of any violation of any Environmental Law by the EcoScience Group prior to Closing; or (c) arising out of Environmental Matters that would result in such Liability based upon Environmental Laws.

     "Environmental Laws" means all applicable federal, state, district, local, municipal, foreign, international, multinational or other law, administrative order, constitution, ordinance, principal of common law, regulation, code, statute or treaty, all rules or regulations promulgated thereunder, and all orders, consent orders, judgments, notices, permits or demand letters issued, promulgated or entered pursuant thereto, relating to pollution or protection of the Environment and human health including (i) laws relating to emissions, discharges, Releases or Threatened Releases of Hazardous Materials, pollutants, contaminants, chemicals, industrial materials, wastes of all types or other substances into the Environment; and (ii) laws relating to the identification, generation, manufacture, processing, distribution, use, treatment, storage, disposal, recycling, recovery, shipment, transport or other handling of Hazardous Materials, pollutants, contaminants, chemicals, industrial materials, wastes of all types or other substances. Environmental Laws include but are not limited to the Comprehensive Environmental Response, Compensation and Liability Act, as amended (42 U.S.C. ss. 9601 et seq.) and the regulations thereunder ("CERCLA"), the Resource Conservation and Recovery Act (42 U.S.C. ss. 6901 et. seq.) and the regulations thereunder ("RCRA"), the Toxic Substances Control Act (15 U.S.C. ss.ss. 2601, 2606) ("TSCA"), the Hazardous Materials Transportation Act, the Federal Water Pollution Control Act ("FWPCA"), the Clean Air Act (42 U.S.C. ss. 7401, 7412) (the "Clean Air Act"), the Safe Drinking Water Act, the Federal Insecticide, Fungicide and Rodenticide Act ("FIFRA"), and the Occupational Safety and Health Act ("OSHA"), all as amended prior to Closing;

     "Environmental Losses" means any losses, damages, Liabilities, Harm, penalties, charges and claims and reasonably and properly incurred costs and expenses suffered or incurred pursuant to Environmental Laws (but for the avoidance of doubt excluding consequential loss and loss of opportunity or future profits) and "Loss" shall be construed accordingly.

     "Environmental Matters" means, in relation to the EcoScience Business and the Covenant Properties and Former Properties, all matters relating to Releases, Environmental

Losses, Liability or Harm to the Environment, whether by Releases or Threat of Releases of Hazardous Materials or by other means;

     "Environmental Permits" means all permits, licenses, registrations, authorizations, approvals, consents or orders of, or filings with, or notifications to, any Governmental Body, or required under Environmental Laws or necessary for the present and continued conduct of the EcoScience Business at the Covenant Properties;

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

     "ERISA Affiliate" means, with respect to the EcoScience Group, any other person that, together with the EcoScience Group, would be or has been treated as a single employer under Section 4001(b) of ERISA or Section 414 of the Code.

     "Excluded Assets" has the meaning set forth in Section 2.2.

     "Former Properties" means all land and buildings previously owned, occupied or used by the EcoScience Group.

     "GAAP" means generally accepted accounting principles in the United States.

     "Grodan's Business" means the substrates business and services as such services relate to the substrates business engaged in by Grodan.

     "Governmental Authorization" means any approval, consent, license, variance, permit, conditional use permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

     "Governmental Body" means any (i) nation, state, county, city, town, village, district, or other jurisdiction of any nature, (ii) federal, state, local, municipal, foreign, or other government, (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal), (iv) multi-national organization or body, or (v) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power.

     "Green Meteor Agreement" means that certain distribution agreement, dated March 10, 1998, between ADI and Green Meteor B.V.

     "Harm" means harm to the health of any living organism or other interference with the ecological systems of which its forms a part and, in the case of human beings, includes offense to any of the senses, impairment of amenity and damage to property;

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

     "Hazardous Materials" means any

     (i) "hazardous substance," "pollutants" or "contaminant" (as defined in Sections 101(14) and (33) of CERCLA or the regulations issued pursuant to
     Section 102 of CERCLA and found at 40 C.F.R. ss. 302), including any element, compound, mixture, solution or substance that is or may be designated pursuant to Section 102 of CERCLA;

     (ii) substance that is or may be designated pursuant to Section 311(b)(2)(A) of the FWPCA, as amended (33 U.S.C.ss. 125, 1321(b)(2)(A));

     (iii) hazardous waste having the characteristics identified under or listed pursuant to Section 3001 of RCRA or having characteristics that may subsequently be considered under RCRA to constitute a hazardous waste;

     (iv) substance containing petroleum, as that term is defined in Section 9001(8) of RCRA;

     (v) toxic pollutant that is or may be listed under Section 307(a) of FWPCA;

     (vi) hazardous air pollutant that is or may listed under Section 112 of the Clean Air Act;

     (vii) imminently hazardous chemical substance or mixture with respect to which action has been or may be taken pursuant to Section 7 of TSCA; (viii) asbestos, asbestos-containing material;

     (ix) waste oil and other petroleum products; and

     (x) any other toxic materials, contaminants, or hazardous substances or wastes pursuant to any Environmental Law.

     "Hoogendoorn Agreement" means that certain distribution agreement, dated March 10, 1995 between ADI and H. Hoogendoorn Automation B.V.

     "ICC" means the International Chamber of Commerce located in Paris, France.

     "ICC Rules" means the Rules of Arbitration of the ICC in effect on the date that a dispute is submitted to the ICC for arbitration.

     "including" means including without limitation.

     "Indemnified Party" means the party or parties claiming a right to indemnification pursuant to Article X.

     "Indemnifying Party" means the party or parties from whom indemnification is sought pursuant to Article X.

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

     "Intellectual Property" means patents, trademarks, service marks, trade dress, logos, trade names, corporate names assumed names, and copyrights together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith.

     "IRS" means the Internal Revenue Service.

     "Law" has the meaning set forth in Section 4.3.

     "Lease" or "Leases" means all of the right, title and interest of ADI and ADCI in, to and under all leases, subleases, licenses and/or other occupancy agreements affecting real property except as set forth on Schedule 2.2.2.

     "Legal Requirement" means any applicable federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, code, statute, or treaty.

     "Liability" means any liability or obligation of any kind whatsoever, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, determined or indeterminable, due or to become due.

     "Lien" means any lien, claim, pledge, security interest, mortgage, charge, easement, right-of-way, encroachment, covenant and/or restriction restricting use or the manner of use, lease, right of use or other encumbrance or third party right of any kind, whether written or oral.

     "Litigation" has the meaning set forth in Section 10.3.

     "Losses" means any and all claims, demands, losses, costs, damages, obligations, Liabilities, judgments, settlements, including interest and penalties thereon, Taxes, costs and expenses of any nature whatsoever (including reasonable attorneys fees).

     "Multiemployer Plan" has the meaning given in ERISA Section 3(37)(A).

     "NEWCO's Business" means sales, marketing and distribution of products and services to the horticultural industry.

     "Ordinary Course of Business" means an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person, (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and (c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person; provided, however, in no event shall transactions involving Affiliates be deemed to be in the Ordinary Course of Business.

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

     "Other Benefit Obligation" means all obligations, arrangements, or customary practices, whether or not legally enforceable, to provide benefits, other than salary, as compensation for services rendered, to present or former directors, employees, or agents, other than obligations, arrangements, and practices that are Plans. Other Benefit Obligations include consulting agreements under which the compensation paid does not depend upon the amount of service rendered, sabbatical policies, severance payment policies, and fringe benefits within the meaning of Code Section 132.

     "Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

     "Plan" has the meaning given in ERISA Section 3(3).

     "Plan Sponsor" has the meaning given in ERISA 3(16)(B).

     "Proceeding" means any claims, lawsuits, charges, complaints, grievances, investigations, audits, arbitrations, or disputes initiated or brought before any Governmental Body.

     "Qualified Plan" means any Plan that meets or purports to meet the requirements of Code Section 401(a).

     "Release" means any spilling, leaking, emitting, emptying, injection, disposing, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, or within any building, structure, facility or fixture whether intentional or unintentional.

     "SEC" means the U.S. Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Subsidiary" means with respect to any Person, any corporation, association or other business entity of which at least 50% of the total voting power in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person.

     "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, gross income, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax, governmental Lien or other like assessment or charge of any kind whatsoever, including any interest, surcharge, penalty, or addition thereto, whether disputed or not.

     "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     "Threat of Release" means a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment or human health that may result from such Release.

     "Threatened" means a claim, proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

     "VEBA" means a voluntary employees' beneficiary association under Code
Section 501(c)(9).

     "WARN Act" means the U.S. Worker Adjustment Retraining and Notification Act, including all amendments and Department of Labor Regulations promulgated pursuant to such Act.

                                   ARTICLE II
                                THE TRANSACTIONS.

     Section 2.1 Formation of NEWCO. On or prior to the Closing Date, ADI shall cause a new corporation to be incorporated in the State of Delaware ("NEWCO"). The Certificate of Incorporation and By-Laws of NEWCO shall be as set forth on
Exhibit 2.1.

     Section 2.2 ADI Contribution of Assets and Liabilities. (a) On the Closing Date, ADI shall contribute, transfer, assign and deliver to NEWCO all of ADI's right, title and interest in and to substantially all its assets, real, personal and intangible which shall include all of the issued and outstanding capital stock of ADCI (as hereinafter defined), Leases, Contracts and that certain Single Block System Agreement, dated September 29, 1997 among ADI and Grodan (collectively, the "Contributed Assets"). Schedule 2.2.1 sets forth a detailed description of the classes and types of assets that comprise the Contributed Assets and the cost basis of such assets on the financial and tax records of ADI as of December 5, 1999. The Contributed Assets shall include the assets reflected on Schedule 2.2.1 giving effect to the business operations of ADI in the Ordinary Course of Business since December 5, 1999. The Contributed Assets shall not include any receivables of ADI due from EcoScience and its Subsidiaries, including APD, and such other assets as set forth on Schedule
2.2.2 (the "Excluded Assets").

     (b) On the Closing Date, ADI shall also transfer and assign to NEWCO all of ADI's obligations with respect to the classes and types of Liabilities set forth and described on Schedule 2.2.3. (the "Assumed Liabilities"). Schedule 2.2.3 sets forth the description and amount of all of the classes and types of Liabilities that will comprise the Assumed Liabilities as of December 5, 1999. The Assumed Liabilities shall include the Liabilities reflected on Schedule
2.2.3 giving effect to the business operations of ADI (increases and decreases) in the Ordinary Course of Business with respect to such assets since December 5, 1999. Notwithstanding anything to the contrary, in no event shall the Assumed Liabilities include:

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

     (i) the Liabilities of ADI arising under that certain Distribution Agreement dated September 29, 1997 between ADI and Grodan (the "Grodan Distribution Agreement");

     (ii) any Liabilities whatsoever that are not Assumed Liabilities;

     (iii) any Liabilities owed to EcoScience and its Subsidiaries including
     APD;

     (iv) Taxes accrued for, applicable to or arising from any period ending on or prior to the Closing or in connection with the consummation of the transactions contemplated hereby and any Liability of EcoScience, ADI and their Subsidiaries for the unpaid Taxes of any Person under Treasury Regulation ss.1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract of otherwise, except for sales taxes accrued on Schedule 2.2.3 and incurred subsequent to December 5, 1999 in the Ordinary Course of Business and to the extent that such Taxes are to be reimbursed after the Closing pursuant to the Cost Sharing Agreement;

     (v) any obligation of ADI to indemnify any Person by reason of the fact that such Person was a director, officer, employee or agent of ADI or was serving at the request of ADI as a partner, trustee, director, officer, employee or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement or otherwise);

     (vi) any Liability of ADI for costs and expenses incurred in connection with this Agreement and the transactions contemplated herein, except (1) for reasonable legal fees owed to Giordano, Halleran and Ciesla in an amount not to exceed $50,000 which shall be paid by NEWCO; and (2) the reasonable fees owed to Arthur Andersen in connection with advisory services rendered in connection with the transactions contemplated by this Agreement and the fiscal 1999 audit of ADI in an amount not to exceed $30,000 which shall be paid by NEWCO.

     (vii) any Liability or obligation of ADI under this Agreement and the transactions contemplated hereby or resulting from the consummation of such transactions;

     (viii) any Environmental Liability or Environmental Losses arising solely from occurrences, conditions or Environmental Matters which existed on or prior to the Closing Date, or, for any such Environmental Liability or Environmental Losses arising from occurrences, conditions or Environmental Matters which existed both before and after the Closing, the portion of any such Environmental Liability or Environmental Losses caused by said occurrences, conditions or Environmental Matters which existed prior to the Closing Date;

     (ix) any Liability or obligation relating to the Employee Benefit Plans of the EcoScience Group, including but not limited to any Liability or obligation with respect to COBRA or any Multiemployer Plan (as defined in Section 3(37) or 4001(a)(3) of ERISA) except as set forth on Schedule 2.2.3 and incurred subsequent to December 5, 1999 in the Ordinary Course of Business and to the extent that such Liabilities are to be reimbursed after the Closing pursuant to the Cost Sharing Agreement; and

     (x) any Liability or obligation not expressly set forth on Schedule 2.2.3.

NEWCO shall at the Closing execute and deliver an Assignment and Assumption Agreement substantially in the form set forth on Exhibit 2.2 (the "Assumption Agreement").

     Section 2.3 Grodan Contribution. On the Closing Date, Grodan shall (A) transfer to NEWCO an amount of cash equal to the difference between (i) $3,087,000 and (ii) the total amount outstanding pursuant to the Grodan Distribution Agreement which is estimated to be approximately $2,800,000 as of the date of this Agreement and (B) execute a document assigning ADI the right to collect the total amount outstanding pursuant to the Grodan Distribution Agreement owed to Grodan pursuant to the Grodan Distribution Agreement.

     Section 2.4 Issuance of Common Stock. On the Closing Date, NEWCO shall issue (A) 51 shares of common stock $.10 par value per share of NEWCO (the "Common Stock") to ADI and (B) 49 shares of Common Stock to Grodan.

     Section 2.5 Timing. The transactions contemplated under Section 2.1 to 2.4 shall occur simultaneously and none of the transactions shall be deemed to occur until all such transactions shall have occurred.

                                  ARTICLE III
                                    CLOSING.

     Except as otherwise set forth herein, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the law offices Giordano, Halleran & Ciesla in Middletown, New Jersey, commencing at 10:00 a.m. local time on the later of (a) January 31, 2000, or (b) the second Business Day following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective parties will take at the Closing itself) or such other date as the parties may mutually determine (the "Closing Date").

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF ADI.

     To induce Grodan to enter into this Agreement, and to consummate the transactions contemplated, each of ES and ADI represents and warrants to Grodan as follows:

     Section 4.1 Organization; Capitalization.

     (a) ADI is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, has all requisite corporate power and authority to own and lease its properties and carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of properties makes such qualification necessary except where the failure to be so qualified would not have a material adverse effect on ADI . Schedule 4.1 contains a complete and accurate list of ADI's jurisdiction of incorporation and other jurisdictions in which it is authorized to do business.

     (b) As of the date of this Agreement, the authorized and outstanding capital stock of ADI is as set forth on Schedule 4.1. Except as set forth on
Schedule 4.1, there is outstanding no security, option to purchase, warrant, right, call, subscription, pledge, agreement, commitment, right of first refusal or understanding of any nature whatsoever, fixed or contingent, that directly or indirectly (i) calls for the issuance, sale, pledge or other disposition of any capital stock of ADI or any securities convertible into, or other rights to acquire, any of the capital stock of ADI; (ii) obligates ADI to grant, offer to grant or enter into any of the foregoing; or (iii) relates to the voting or control of such capital stock, securities or rights. All of the issued and outstanding shares of capital stock of ADI are owned by ES and held of record by ES and are free and clear of all Liens except as set forth on Schedule 4.1.

     Section 4.2 Subsidiaries.

     (a) ADI does not own or have any right to acquire, directly or indirectly, any capital stock of any corporation or have any direct or indirect equity or ownership interest in any corporation, business trust, firm, association, partnership, joint venture, entity or organization, except for Agro Dynamics Canada, Inc., a corporation organized under Ontario law ("ADCI") of which all of the issued and outstanding shares of capital stock are owned by ADI and held of record by ADI and are free and clear of all Liens except as set forth on
Schedule 4.2. ADCI is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, has all requisite corporate power and authority to own and lease its properties and carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of properties makes such qualification necessary except where the failure to be so qualified would not have a material adverse effect on ADCI. Ontario is the only jurisdiction in which ADCI is authorized to do business. Except for ADCI, ADI does not now have and has never had any Subsidiary.

     (b) There is outstanding no security, option to purchase, warrant, right, call, subscription, pledge, agreement, commitment, right of first refusal or understanding of any nature whatsoever, fixed or contingent, that directly or indirectly (i) calls for the issuance, sale, pledge or other disposition of any capital stock of ADCI or any securities convertible into, or other rights to acquire, any of the capital stock of ADCI; (ii) obligates ADI or ADCI to grant, offer to grant or enter into any of the foregoing; or (iii) relates to the voting or control of such capital stock, securities or rights.

     Section 4.3 Authorization of Agreements, No Conflict, Etc.

     (a) Each of ES and ADI has the full legal right, power and authority to execute and deliver this Agreement and the Closing Documents and to fully perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of ES and ADI. This Agreement has been duly executed and delivered by ES and ADI and constitutes, and upon the execution and delivery of the Closing Documents, each of the Closing Documents will constitute, the valid and binding obligation of each of ES and ADI, enforceable in accordance with its terms.

     (b) Except as set forth in Schedule 4.3, the execution, delivery and performance of this Agreement and the Closing Documents by ES and ADI will not, with or without the giving of notice and/or the passage of time, (i) violate or conflict with the certificate of incorporation and by-laws of ES, ADI or ADCI or any of their Affiliates (ii) violate or conflict with any domestic (federal, state or local) or foreign law, rule, regulation, order, judgment or decree (collectively, "Law" or "Laws") applicable to ES, ADI or ADCI or any of their Affiliates or by which any property or asset of ES, ADI or ADCI or any of their Affiliates is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, unilateral amendment, acceleration or cancellation of, or give to others any right to invalidate or terminate any rights, or result in the creation of a Lien on any of the properties or assets of ES, ADI or ADCI or any of their Affiliates, including the Contributed Assets or require the consent of any third party pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which ES, ADI or ADCI or any of their Affiliates is a party or by which ES, ADI or ADCI or any of their Affiliates or any property of ES, ADI or ADCI or any of their Affiliates is bound or affected, or (iv) cause NEWCO to become subject to, or to become liable for the payment of, any Tax imposed upon ES or ADI or any of their Affiliates.

     (c) Except as set forth in Schedule 4.3, neither ES, ADI, ADCI nor any of their Affiliates is, nor will any of them be, required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated herein.

     Section 4.4 Title to Properties. ADI owns and has good and marketable title to all Contributed Assets (whether real, personal, or mixed and whether tangible or intangible) free and clear of all Liens, except as set forth on Schedule 4.4. Upon transfer of the Contributed Assets to NEWCO pursuant to this Agreement, good and marketable title to the Contributed Assets will pass to NEWCO, free and clear of any Liens, except as set forth on Schedule 4.4. ADCI owns and has good and marketable title to all of its assets (whether real, personal, or mixed and whether tangible or intangible) free and clear of all Liens, except as set forth on Schedule 4.4.

     Section 4.5 Leases. ADI has delivered to Grodan a complete and true copy of each Lease to which ADI or ADCI is a party or by which ADI or ADCI is bound, all of which are listed in Schedule 4.5. All Leases are in full force and effect, valid and binding in accordance with their respective terms and, to the best of ADI's knowledge, there are no existing defaults or events that, with notice or lapse of time or both, would constitute a default under any Lease. To the best of ADI's knowledge, no party to any Lease has repudiated any provision thereof. There are no disputes, oral agreements or forbearance agreements in effect as to any premises affected by any Lease. ADI and ADCI have not assigned, transferred, conveyed, mortgaged, pledged, deeded in trust or encumbered any interest of ADI or ADCI in any of the Leases or the estates covered therein. The execution of this Agreement, the contribution of the Contributed Assets to NEWCO and the assignment to NEWCO of the Leases will not constitute a default or breach of any Lease, except as specifically indicated in Schedule 4.5 as requiring the consent to the assignment of such Lease. ADI and ADCI do not have any obligations as tenant, lessee, subtenant, sublessee or licensee under any Lease which have accrued and which have not been performed in all material respects, nor have they received notice of any claimed default with respect to any such Lease. The only interest in real property held by ADI or ADCI are interests resulting from the Leases.

     Section 4.6 Condition of Property. Schedule 4.6 sets forth a correct and complete list of all items of machinery, equipment, computers, furniture, trade fixtures and fixtures of ADI and ADCI with a value of $2,000 or more. All machinery, equipment, computers, furniture, trade fixtures and fixtures of ADI and ADCI are in a good state of repair and good working order, reasonable wear and tear excepted, and are in conformity with all applicable Legal Requirements. The operation and maintenance of said assets by ADI and ADCI comply in all material respects with all applicable Legal Requirements.

     Section 4.7 Compliance with Laws, Etc.

     (a) Each of ADI and ADCI is, and at all times have been, in compliance in all material respects with each Legal Requirement, including without limitation any Applicable Labor and Environmental Law, that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets, or to any conduct with respect to job applicants, employees and independent contractors.

     (b) To the best of ADI's and ADCI's knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) (i) may constitute or result in a violation by ADI or ADCI of, or a failure on the part of ADI or ADCI to comply with, any Legal Requirement, or (ii) may give rise to any obligation on the part of ADI or ADCI to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

     (c) Except as set forth on Schedule 4.7, neither ADI nor ADCI has received any actual or is aware of any Threatened notice or other communication (whether oral or written) from any Governmental Body or other Person regarding any actual, alleged, possible or potential (A) violation of, or failure to comply with, any Legal Requirement, including without limitation any Applicable Labor Law, or (B) obligation on the part of ADI or ADCI to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

     (d) Schedule 4.7 contains a complete and accurate list of each Governmental Authorization that is held by ADI and ADCI or that otherwise relates to the business of, or to any of the assets owned or used by, ADI and ADCI. Each Governmental Authorization listed or required to be listed in Schedule 4.7 is valid and in full force and effect. Except as set forth in Schedule 4.7:

     (i) each of ADI and ADCI is, and at all times has been, in compliance in all material respects with all of the terms and requirements of each Governmental Authorization identified or required to be identified in
     Schedule 4.7;

     (ii) To the best of ADI's and ADCI's knowledge, no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Schedule 4.7, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Schedule 4.7;

     (iii) neither ADI nor ADCI has received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

     (iv) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Schedule 4.7 have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

     (e) The Governmental Authorizations listed in Schedule 4.7 collectively constitute all of the Governmental Authorizations necessary to permit ADI and ADCI to lawfully conduct and operate its business in the manner it currently conducts and operates such business and to permit ADI to own and use its assets in the manner in which it currently owns and uses such assets.

     (f) No consent of any Person is necessary for the transfer of any Governmental Authorizations to NEWCO, except as indicated on Schedule 4.7.

     Section 4.8 Intellectual Property.

     (a) Set forth on Schedule 4.8 is a list and description of all of the Intellectual Property used by each of ADI and ADCI in the conduct of its business. Such Intellectual Property is the only Intellectual Property necessary for the operation of the businesses of ADI and ADCI as presently conducted. Each item of Intellectual Property owned or used by ADI will be transferred and available for use by NEWCO on identical terms and conditions immediately subsequent to the Closing Date. ADI and ADCI have taken all necessary and commercially reasonable action to maintain and protect each material item of Intellectual Property that it owns or uses.

     (b) To the best knowledge of ADI and ADCI neither ADI nor ADCI has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of third parties, and neither ADI nor ADCI has ever received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that ADI or ADCI must license or refrain from using any Intellectual Property rights of any third party). Except as set forth on Schedule 4.8, to the best of the knowledge of ADI and ADCI, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of ADI or ADCI.

     Section 4.9 Books and Records. The books of account and other records of ES, ADI and ADCI and their Affiliates, all of which have been made available to Grodan, are complete and correct in all material respects and have been maintained in accordance with sound business practices and the requirements of
Section 13(b)(2) of the Securities Exchange Act of 1934, as amended (regardless of whether or not such entities are subject to that Section), including the maintenance of an adequate system of internal controls. The books and records of ADI and ADCI accurately reflect the bases for the financial condition and results of operations of ADI and ADCI set forth in the financial statements referred to in Section 4.14.

     Section 4.10 Receivables. Schedule 4.10 sets forth a list of the customers that comprise the accounts receivable of ADI and ADCI as of December 5, 1999 together with an aging schedule (the "Accounts Receivable"). The Accounts Receivable represent, and at the Closing Date, will represent legal, valid and binding obligations of ADI or ADCI arising in the Ordinary Course of Business. To the best of ADI's or ADCI's knowledge, there is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, under any agreement with any obligor of any Accounts Receivable relating to the amount or validity of such Accounts Receivable.

     Section 4.11 Litigation. Except as set forth in Schedule 4.11, there are no civil or criminal claims, actions, suits, proceedings, audits, arbitrations, grievances or, to the best of ES's, ADI's or ADCI's knowledge, investigations pending or, to the best of ES's, ADI's or ADCI's knowledge, Threatened to be brought before any Governmental Body involving ADI or ADCI or any claims specifically relating to the properties or business of ADI or ADCI or to the transactions contemplated by this Agreement. There is no order, decree or judgment of any kind in existence enjoining or restraining ADI or ADCI or any officer or employee of ADI or ADCI or requiring any of them to take any action of any kind with respect to the operations or business of ADI or ADCI. All items listed on Schedule 4.11 have been properly submitted to ADI's or ADCI's insurance carrier as insured claims and have not been rejected by such carrier.

     Section 4.12 Material Contracts. Schedule 4.12 lists the following contracts and other agreements to which either ADI or ADCI is a party (other than intercompany arrangements) as of the date hereof (collectively, the "Contracts"):

     (a) any agreement (or group of related agreements) for the lease of personal property to or from any person providing for lease payments in excess of $10,000 per annum and a term of more than one year;

     (b) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which has a term of more than six months, and involves consideration in excess of $10,000;

     (c) any partnership or joint venture agreement;

     (d) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $10,000, or under which it has imposed a Lien, security interest or other encumbrance on any of its assets, tangible or intangible, to secure such indebtedness or obligations;

     (e) any agreement which purports to limit in any material respect the manner in which, or the localities in which, all or any portion of the business of ADI or ADCI is conducted;

     (f) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement (including any Employee Benefit Plan) for the benefit of its current or former directors, officers, and employees;

     (g) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $50,000.

Except as disclosed on Schedule 4.12, there is no contract or agreement that is material to the business, financial condition or results of operations of ADI or ADCI. To the best knowledge of ADI and ADCI, neither ADI nor ADCI is in violation or default in any material respect under (nor does there exist any condition which upon the passage of time or the giving of notice would cause a violation or default under) any Contract. To the knowledge of ADI and ADCI, none of the other parties to the Contracts are in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause a violation or default under) any Contract.

     Section 4.13 Labor Matters. (a) Neither ADI nor ADCI is party to or bound by any collective bargaining or other agreement with any labor union or bargaining representative. In addition, throughout the past five (5) years, there has not been, nor is there presently pending or existing, and to the best knowledge of ADI and ADCI there is not Threatened nor has there been Threatened
(i) any strike, slowdown, picketing, work stoppage, employee grievance or organizing effort or activity by any employees or labor unions at or relating to ADI or ADCI; (ii) any unfair labor practice charge against or affecting ADI or ADCI; or (iii) any petition for certification of a collective bargaining representative regarding employees of ADI or ADCI.

     (b) Except as set forth on Schedule 4.13(b), each of ADI and ADCI is in compliance in all material respects with all Applicable Labor Law. Except as set forth in Schedule 4.13(b) throughout the past five years, there has not been, nor is there presently pending or existing, and to the best knowledge of ADI and ADCI there is not Threatened nor has there been Threatened any Proceeding against or affecting ADI or ADCI relating to any actual or alleged violation of any Applicable Labor Law, including but not limited to any charge or complaint filed by any employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, the Department of Labor, the Office of Federal Contract Compliance Programs, the Immigration and Naturalization Service, the Occupational Safety and Health Administration, or any comparable state or local governmental body. ADI and ADCI have, and at all previous times have had, workers' compensation insurance covering all of their employees, former employees and contractors. Except as set forth in Schedule 4.13(b), ADI and ADCI have not caused and will not cause any "employment loss" (as that term is used or defined in the WARN
Act) at any time from the date that is ninety days immediately preceding the date hereof and continuing through the Closing Date. ADI and ADCI are not liable for the payment of any compensation, damages, Taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing laws.

     Section 4.14 Financial Statements. Set forth in Schedule 4.14 are the true, complete and correct copies of the consolidated balance sheet of ADI as at December 5, 1999 (the "Balance Sheet"), and the related consolidated statement of income, for the fiscal period then ended, (the "Financial Statements"). The Financial Statements fairly present the consolidated financial condition and the results of operations of ADI as at the respective dates of and for the periods referred to in the Financial Statements, all in accordance with generally accepted accounting principles, consistently applied. Attached hereto as
Schedule 4.14 is a reconciliation of the amounts reflected on Schedules 2.2.1 and 2.2.3 and the amounts reflected on the Financial Statements.

     Section 4.15 Absence of Certain Changes or Events. Since January 1, 1999, neither ADI nor ADCI has suffered any material adverse change or loss or termination of, or breach or default of any Contract, and there has been no material adverse change Threatened or anticipated in the results of operations or business or assets of ADI, ADCI or in any of their properties, and neither ADI nor ADCI knows of any event, in each case, which has had, or which might be expected to have, a material adverse effect on the results of operations, businesses or properties of ADI or ADCI. Except as set forth on Schedule 4.15, since January 1, 1999, each of ADI and ADCI has conducted their business only in the Ordinary Course of Business.

     Section 4.16 Undisclosed Liabilities. Except as set forth in Schedule 4.16, neither ADI nor ADCI has any indebtedness, Liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise) that would be required to be reflected on the Balance Sheet or the footnotes thereto in accordance with generally accepted accounting principles including those owed to any Affiliate except indebtedness, Liabilities and obligations: (a) reflected or reserved against on the Balance Sheet; or (b) incurred since the date of the Balance Sheet in the Ordinary Course of Business.

     Section 4.17 Tax Matters.

     (a) All federal, state, local and foreign Tax Returns required to be filed by or on behalf of ES, each of its Subsidiaries (including ADI and ADCI), and each affiliated, combined, consolidated or unitary group of which ES or any of its Subsidiaries (including ADI and ADCI) is or was a member (the "Affiliated Group") have been timely filed, and all returns filed are true, complete and accurate in all material respects. All Tax Returns include any required disclosure of all positions taken therein that could give rise to a substantial underpayment penalty within Section 6662 of the Code or similar provision of state, local, foreign or other law. All Taxes due and owing by ES, any Subsidiary (including ADI and ADCI) or Affiliated Group have been paid, without regard to whether such Taxes have been assessed, or adequately reserved. There is no claim, assessment, investigation, audit examination, deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by ES, any Subsidiary (including ADI and ADCI) or Affiliated Group. All assessments for Taxes due and owing by ES, any Subsidiary (including ADI and ADCI) or Affiliated Group with respect to completed and settled examinations or concluded litigation have been paid. ES and each of its Subsidiaries (including ADI and ADCI) and Affiliated Group have complied in all material respects with all rules and regulations relating to the withholding of Taxes. There are no agreements in effect to extend the period of limitations for the assessment or collection of any Taxes for which ES, any Subsidiary (including ADI or ADCI) or Affiliated Group may be liable.

     (b) Adequate provisions in accordance with GAAP will be made (see Section
4.14 Financial Statements) for the payment of all Taxes for which ADCI may be liable for the periods that were not yet due and payable as of the date thereof, regardless of whether the Liability for such Taxes is disputed.

     (c) There is no contract, agreement or intercompany account system in existence under which NEWCO or ADCI has, or may at any time in the future have, an obligation to contribute to the payment of any portion of a Tax (or pay any amount calculated with reference to any portion of a Tax) determined with respect to ES, each of its subsidiaries including ADI and ADCI or Affiliated Group.

     (d) Except as set forth on Schedule 4.17, no claim (except for claims disposed of to such claimant's satisfaction or by a court of competent jurisdiction) has ever been made by a Governmental Body in a jurisdiction where ADI or ADCI does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of either ADI or ADCI that arose in connection with any failure (or alleged failure) to pay any Tax and the transaction contemplated by this Agreement will not give rise to:
(i) the creation of any lien in respect of any Contributed Assets or other assets of NEWCO or ADCI or (ii) the assertion or assessment of any additional Taxes against the Contributed Assets or other assets of NEWCO or ADCI.

     Section 4.18 Insurance. Schedule 4.18 sets forth the following information with respect to each current insurance policy (including policies providing property, casualty, Liability, and workers' compensation coverage and bond and surety arrangements) to which ADI or ADCI is a party, a named insured or otherwise the beneficiary of coverage (the "Insurance Policies"):

     (a) the name, address, and telephone number of the agent;

     (b) the name of the insurer, the name of the policyholder, and the name of each covered insured; and

     (c) the type of coverage, the basis of coverage (i.e., "occurrence" or "claims made"), the policy number and the period of coverage.

With respect to each such insurance policy, neither ADI nor ADCI has received notice of any default or termination (including with respect to the payment of premiums or the giving of notices) under the policy, nor has any suspension thereof been Threatened, and no party to the policy has repudiated any provision thereof. ADI and ADCI have been covered during the past three years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period.

     Section 4.19 Employee Benefits.

     (a) Schedule 4.19 contains:

         (i) a complete and accurate list of all Company Plans and material Company Other Benefit Obligations.

         (ii) the financial cost of all obligations owed under any Company Plan or material Company Other Benefit Obligation that is not subject to the disclosure and reporting requirements of ERISA.

     (b) ES and ADI have delivered to Grodan:

         (i) all documents that set forth the terms of each Company Plan or material Company Other Benefit Obligation, and of any related trust, including all summary plan descriptions, summaries and descriptions furnished to participants and beneficiaries;

         (ii) all personnel, payroll, employment manuals and policies;

         (iii) a written description of any Company Plan or material Company Other Benefit Obligation that is not otherwise in writing;

         (iv) all registration statements filed with respect to any Company
         Plan;

         (v) all insurance policies purchased by or to provide benefits under any Company Plan;

         (vi) all reports submitted within the three years preceding the date of this Agreement by third party administrators, actuaries, investment managers, trustees, consultants, or other independent contractors with respect to any Company Plan or Company Other Benefit Obligation;

         (vii) the Form 5500 filed in each of the most recent three plan years with respect to each Company Plan and Company Other Benefit

         Obligation, including all schedules thereto and the opinions of independent accountants;

         (viii) all notices that were given by the EcoScience Group or any ERISA Affiliate of the EcoScience Group or any Company Plan to the IRS or any participant or beneficiary, pursuant to statute, within the three years preceding the date of this Agreement, including notices that are expressly mentioned elsewhere in this Section 4.19;

         (ix) all notices that were given by the IRS or the U.S. Department of Labor to the EcoScience Group, any ERISA Affiliate of the EcoScience Group, or any Company Plan within the three years preceding the date of this Agreement; and

         (x) with respect to Qualified Plans, the most recent determination letter for each Plan of the EcoScience Group that is a Qualified Plan.

     (c) (i) The EcoScience Group has performed in all material respects all of its respective obligations under all Company Plans and Company Other Benefit Obligations. The EcoScience Group has made appropriate entries in their financial records and statements for all obligations and Liabilities under such Plans and Obligations that have accrued but are not due.

         (ii) The EcoScience Group, with respect to all Company Plans and Company Other Benefit Obligations, is in material compliance with ERISA, the Code, other applicable Laws including the provisions of such Laws expressly mentioned in this Section 4.19, and with any applicable collective bargaining agreement.

             (A) No transaction prohibited by ERISA Section 406 and no "prohibited transaction" under Code Section 4975(c) has occurred with respect to any Company Plan.

             (B) The EcoScience Group does not have any Liability to the IRS with respect to any Plan, including any Liability imposed by Chapter 43 of the Code.

             (C) All contributions and payments made or accrued with respect to all Company Plans and Company Other Benefit Obligations are deductible under Code Section 162 or Section 404.

         (iii) No event has occurred or, to the EcoScience Group's knowledge, circumstance exists that could result in a material increase in premium costs of Company Plans and Company Other Benefits Obligations that are insured or a material increase in benefit costs of such Plans and Obligations that are self-insured.

         (iv) Other than routine claims for benefits submitted by participants or beneficiaries, no claim against, or legal proceeding or investigation involving any Company Plan or Company Other Benefit Obligation is pending or, to the EcoScience Group's knowledge, is Threatened.

         (v) Each Qualified Plan of the EcoScience Group has received a favorable determination letter from the Internal Revenue Service that it is qualified under Code Section 401(a) and that its related trust is exempt from federal income tax under Code Section 501(a) and each such Plan complies in all material respects in form and in operation with the requirements of the Code and meets the requirements of a "qualified plan" under Section 401(a) of the Code. To the EcoScience Group's knowledge, no event has occurred or circumstance exists that will or could give rise to disqualification or loss of tax-exempt status of any Plan or trust.

         (vi) There is no unfunded Liability under any Company Plan.

         (vii) Neither the EcoScience Group nor any ERISA Affiliate of the EcoScience Group has ever established, maintained or contributed to, or had an obligation to maintain or contribute to, any Plan that is subject to Title IV of ERISA.

         (viii) The EcoScience Group has never established or contributed to, or had an obligation to contribute to, any VEBA, any organization or trust described in Code Section 501(c)(17) or Code Section 501(c)(20), or any welfare benefit fund as defined in Code Section 419(e).

         (ix) Neither the EcoScience Group nor any ERISA Affiliate of the EcoScience Group has ever established, maintained, or contributed to or otherwise participated in, or had an obligation to maintain, contribute to, or otherwise participate in, any Multiemployer Plan.

         (x) Neither the EcoScience Group nor any ERISA Affiliate of the EcoScience Group has withdrawn from any Multiemployer Plan with respect to which there is any outstanding Liability as of the date of this Agreement. To the EcoScience Group's knowledge, no event has occurred or circumstance exists that presents a risk of the occurrence of any withdrawal from, or the participation, termination, reorganization, or insolvency of, any Multiemployer Plan that could result in any Liability of either the EcoScience Group or NEWCO to a Multiemployer Plan.

         (xi) Except to the extent required under ERISA Section 601 et seq. and Code Section 4980B, the EcoScience Group does not provide health or welfare benefits for any retired or former employee nor is it obligated to provide health or welfare benefits to any active employee following such employee's retirement or other termination of service.

         (xii) The EcoScience Group has the right to modify and terminate benefits to retirees (other than pensions) with respect to both retired and active employees.

         (xiii) The EcoScience Group has complied in all material respects with the provisions of ERISA Section 601 et. seq. and Code Section 4980B and with the provisions of ERISA Section 701 et seq. and Subtitle K of the Code.

         (xiv) No payment that is owed or may become due to any director, officer, employee, or agent of the EcoScience Group will be non-deductible to the EcoScience Group under Code Section 280G or subject to tax under Code Section 4999; nor will the EcoScience Group be required to "gross up" or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person.

         (xv) The consummation of the Agreement will not result in the payment, vesting, or acceleration of any benefit.

     Section 4.20 Employees. Schedule 4.20 sets forth a true and complete list of all employees of ADI, their positions, locations, salaries or hourly wages and severance arrangements (the "Employees"). Except as set forth on Schedule 4.20, there is no Liability for unpaid salary or wages, bonuses, vacation time or other employee benefits, including, without limitation, retirement benefits, due or accrued, nor Liability for withheld or deducted amounts from employees earnings for the period ending on the Closing Date.

     Section 4.21 Environmental Matters. Except as disclosed in Schedule 4.21:

     (a) Environmental Laws. The EcoScience Group has complied with and is in compliance in all material respects with, and is not in (material) violation of any Environmental Laws. The EcoScience Group has not received any notice or communication (written or oral) to the effect that (i) the EcoScience Group is not in compliance with any Environmental Laws, or (ii) any currently existing circumstances are likely to result in a failure of the EcoScience Group to comply with any Environmental Laws.

     (b) Environmental Permits. The EcoScience Group has obtained and complied in all material respects with, and is in compliance in all material respects with, all Environmental Permits that are required pursuant to Environmental Laws for the operation of its business. The consummation of the transactions contemplated by this Agreement will not result in such Environmental Permits no longer being valid and useable by NEWCO in accordance with their terms in connection with the operation of NEWCO's Business after the Closing. The EcoScience Group has not received any notice or communication (written or oral) to the effect that (i) the EcoScience Group is not in compliance with, or is in violation of, any Environmental Permits, or (ii) any currently existing circumstances are likely to result in a failure of the EcoScience Group to comply with any Environmental Permits.

     (c) Environmental Claims. There are no pending or to the best knowledge of the EcoScience Group Threatened Environmental Claims against the EcoScience Group, or any other Environmental Matters that to the best knowledge of the EcoScience Group might trigger an Environmental Claim.

     (d) Releases. To the best knowledge of the EcoScience Group, during the period in which the Covenant Properties or Former Properties were owned, leased or operated by the EcoScience Group, there have been no Releases or Threatened Releases of any Hazardous Materials (i) from any underground storage tank, above-ground storage tank or other storage tank or receptacle, or related piping, on, upon, into, from, or adjacent to the Covenant Properties or Former Properties, owned, leased or operated by the EcoScience Group; (ii) that would be reasonably likely to form the basis of any Environmental Claim against the EcoScience Group; or (iii) that would be reasonably likely to form the basis of any Environmental Matter which may trigger an Environmental Claim against the EcoScience Group.

     (e) Storage Tanks. No underground storage tank, above-ground storage tank, or other storage tank or receptacle for Hazardous Materials currently is or has been located on the Covenant Properties or Former Properties, owned, leased or operated by the EcoScience Group.

     (f) Miscellaneous. To the best knowledge of the EcoScience Group, none of the following exists at the Covenant Properties or Former Properties, owned, leased or operated by the EcoScience Group: (i) asbestos-containing material in any form or condition; (ii) materials or equipment containing polychlorinated biphenyls; (iii) surface impoundments; or (iv) wetlands.

     (g) The EcoScience Group has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any substance, including, without limitation, any Hazardous Material, or owned, leased or operated any facility or property, which could reasonably be expected to result in (i) any Environmental Claim against the EcoScience Group for response costs, natural resource damages or attorneys fees pursuant to any Environmental Laws; or (ii) any Environmental Matter that may trigger any Environmental Claim against the EcoScience Group.

     (h) There are no Environmental Matters relating to the Covenant Properties or Former Properties, or operations of the Business that will (i) prevent, hinder or limit continued compliance in all material respects with Environmental Laws; or (ii) give rise to any material investigatory, remedial or corrective obligations pursuant to Environmental Laws.

     (i) The consummation of this Agreement does not and will not impose any obligation for notification or consent of any Governmental Body or third parties, pursuant to any Environmental Laws, or under any Environmental Permits.

     (j) The EcoScience Group has not, either expressly or contractually, assumed or undertaken any Liability of any other Person for any (i) Environmental Claim, (ii) corrective or remedial obligation, or (iii) Environmental Matter relating to Environmental Laws.

     (k) No lien, either recorded or unrecorded, in favor of any Governmental Body relating to any Environmental Claim against the EcoScience Group arising under Environmental Laws has been attached to any property currently owned, leased or operated by the EcoScience Group.

     (l) The EcoScience Group has delivered to Grodan true and complete copies and results of any reports, studies, audits, analyses, tests or monitoring possessed or initiated by the EcoScience Group pertaining to Hazardous Materials, in, on, under or adjacent to the Covenant Properties or Former Properties, or concerning compliance by the EcoScience Group with Environmental Laws.

     Section 4.22 Affiliate Transactions. Except as set forth on Schedule 4.22, since January 1998 neither ES, APD or their Affiliates, nor any of their immediate family members, has been a party (either directly or through any ownership, beneficial, contingent or other interest in an entity, business or enterprise) to any transaction with or involving ADI or ADCI or any assets used in the operation of the business of ADI and ADCI including, without limitation, any arrangement (other than for services as officers, directors or employees of ADI or ADCI) providing for (a) the furnishing of products or services by or to,
(b) the rental or lease of any real property, (c) any loan or other indebtedness from or to, (d) the grant of any Lien from or to, or (e) otherwise requiring payments or other consideration (including a promise of forbearance) from or to, any such Person. All transactions listed on Schedule 4.22 have terms no less favorable to ADI or ADCI than transactions entered into at arms'-length with non-affiliated Persons. Schedule 4.22 sets forth a description of all sales made by ADI or ADCI to APD during 1999. Neither ADI nor ADCI has made any payment (whether by check, wire transfer or otherwise) or promised or otherwise committed to make such payment to a creditor of ES or APD or any of their Affiliates for or on behalf of ES, APD or any of their Affiliates (other than ADI and ADCI).

     Section 4.23 Authorization of Transaction by ES. ES is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of formation, has all requisite corporate power and authority to own and lease its properties and carry on its business as it is now being conducted. ES has full power and authority to execute and deliver this Agreement and the other Closing Documents to which it is a party and to perform its obligations hereunder and thereunder. This Agreement constitutes the valid and legally binding obligation of ES enforceable in accordance with its terms and conditions. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate or other action; no other corporate or other proceeding on the part of ES is necessary to authorize this Agreement or to consummate the transactions contemplated hereby; and this Agreement has been duly delivered by ES. ES need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Body in order to consummate the transactions contemplated by this Agreement.

     Section 4.24 Ownership of Common Stock of ADI. ES is the record and beneficial owner of 100 shares of Capital Stock of ADI which represents all of the issued and outstanding shares of ADI free and clear of any restrictions on transfer, Liens, options, warrants, purchase rights and rights of first refusal, except as set forth on Schedule 4.24. ES is not a party to any option, warrant, purchase right or other contract or commitment that could require ES to sell, transfer, or otherwise dispose of any capital stock of ADI. ES is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any capital stock of ADI.

     Section 4.25 Sufficiency of Contributed Assets. The Contributed Assets include all right, title and interest of ADI in and to all assets, properties and rights of ADI necessary for or used in the operation of ADI's business, other than the Excluded Assets.


     Section 4.26 Broker's or Finder's Fees. No agent, broker, investment banker or other Person or firm acting on behalf of ES, ADI or any of their Affiliates or under its or their authority is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, in connection with the transactions contemplated by this Agreement or any of the Closing Documents.

     Section 4.27 Disclosure. No representation or warranty by ES and ADI in this Agreement and no other written statement, document, certificate or other instrument or exhibit previously furnished to Grodan or which are being furnished to Grodan pursuant hereto (including but not limited to all Schedules or Exhibits hereto) contains any untrue statement of a material fact or omits any material fact necessary in order to make the statements contained therein not misleading in light of the circumstances in which they were made.

                                   ARTICLE V
                    REPRESENTATIONS AND WARRANTIES OF GRODAN.

     To induce ES and ADI to enter into this Agreement and to consummate the transactions contemplated hereby, Grodan represents and warrants to ES and ADI as follows:

     Section 5.1 Organization of Grodan. Grodan is a corporation duly organized, validly existing and in good standing under the laws of the Kingdom of Denmark and has all requisite power and authority to carry on its business as now being conducted, and to perform its obligations hereunder.

     Section 5.2 Authorization of this Agreement, Etc. Grodan has full power to execute this Agreement and the Closing Documents to be delivered by it. Grodan's execution and delivery of this Agreement and the Closing Documents to be delivered by it, and the consummation by it of all obligations on its part contemplated hereby and thereby will have been duly authorized by all requisite authority. Such execution, delivery and performance by Grodan with respect to this Agreement and the Closing Documents and compliance with their terms and provisions will not, with or without giving of notice and/or the passage of time, conflict with or result in a breach of any provision of law applicable to Grodan, the terms, conditions or provisions of its charter and or by laws or other organizing documents or any judgment, order, injunction, decree, regulation or ruling of any Governmental Body to which Grodan is subject; or any agreement, mortgage, indenture, contract or other obligation to which Grodan is subject, or any other judgment, decree, statute, regulation or any other restriction of any kind or character to which Grodan is a party or by which any of its assets may be bound.

     Section 5.3 Broker's or Finder's Fees. No agent, broker, investment banker or other Person or firm acting on behalf of Grodan or under their authority is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, from Grodan in connection with the transactions contemplated by this Agreement or any of the Closing Documents.

                                   ARTICLE VI
                                   COVENANTS.

     Section 6.1 Covenants of ES and ADI.

     (a) Between the date of this Agreement and the Closing Date, ADI and ADCI shall, and ES shall cause them to:

          (i) continue to operate and conduct their businesses in the Ordinary Course of Business;

          (ii) use their commercially reasonable efforts to preserve, consistent with past custom and practice, their businesses and properties, including their present operations, physical facilities, permits, approvals, licenses, working conditions and relationships with Persons having significant business relations with them, including, without limitation, suppliers, customers, landlords, creditors, employees and agents except where the failure to maintain such relationships would not have a material adverse effect on ADI or ADCI or the ownership or operation of NEWCO of the Contributed Assets;

          (iii) confer with Grodan concerning operational matters of a material nature and otherwise report periodically to Grodan concerning the status of the business, operations and finances of ADI and ADCI;

          (iv) (A) keep in full force and effect insurance now carried, (B) perform all obligations under its contracts and agreements relating to or affecting its properties, assets and business, (C) maintain its books of account and records consistent with good business practices and (D) comply in all material respects with all laws applicable to them and to the conduct of their business; and

          (v) use their best efforts to ensure that the representations and warranties are true and correct at all times prior to the Closing.

     (b) Except as otherwise expressly set forth in this Agreement or the Schedules, without the prior written consent of Grodan, neither ADI nor ADCI shall (A) issue any shares of capital stock, grant any rights to purchase shares of capital stock, split or reclassify any shares of its capital stock or declare, set aside or pay any dividend or other distribution or payment in cash, stock or property in respect of shares of its capital stock, (B) acquire any assets or properties, or enter into any other transaction, other than in the Ordinary Course of Business,

(C) sell, transfer or otherwise dispose of or encumber or mortgage any assets or properties, other than in the Ordinary Course of Business, (D) waive, terminate, release, grant or transfer any rights of value or modify or change any existing license, lease, contract or other document, other than in the Ordinary Course of Business, (E) enter into any agreement or engage in any transaction involving more than $25,000, except for sales to unaffiliated customers in the Ordinary Course of Business, and sales to APD consistent with past practice, if and only if payment for such sales to APD is received prior to delivery, (F) enter into any other contract or agreement other than in the Ordinary Course of Business,
(G) enter into any employment contract or collective bargaining agreement, or modify the terms of any existing such contract or agreement, (H) establish any new Employee Benefit Plan, or modify or terminate any existing Plan or any other Employee Benefit Plan, (I) make any capital expenditures other than those which would be consistent with usual and customary industry practice, or make any capital expenditures in the aggregate in excess of $25,000, (J) take or agree to take, or fail to take, any action if such action or failure to act would or is likely to result in any of the representations and warranties contained in
Article IV being untrue or in any of the conditions to the Closing not being satisfied, (K) amend its certificate of incorporation or bylaws, (L) incur or assume any indebtedness for money borrowed except for borrowings under that certain $4 million Credit Facility and Security Agreement dated June 29, 1999 (the "Century Loan") with Century Business Credit Corporation ("Century") (M) guarantee any indebtedness, (N) change any of their accounting methods, (O) enter into any contract, agreement, commitment or arrangement, whether oral or written, with respect to any of the foregoing;

     (c) Between the date of this Agreement and the Closing Date, ES and ADI shall (i) cause NEWCO to be insured on all of the Insurance Policies (ii) use its best efforts to cause all conditions precedent to the obligations of Grodan to be satisfied on or prior to the Closing, and (iii) comply with the notice provisions of bulk sales laws applicable to this transaction.

     (d) ES, ADI and ADCI shall provide to Grodan such information with respect to the business, operations, financial condition, prospects and management of ADI and ADCI as Grodan may reasonably request.

     (e) Each of ES and ADI shall, and shall cause each of its representatives and agents (including counsel and accountants) to afford Grodan and its representatives and agents full access during normal business hours to ES's, ADI's and ADCI's properties and contracts, books, records and other documents and data (including, without limitation, electronic and computer information and financial information), and Grodan and its representatives and agents shall be permitted to make copies of such contracts, books, records and other documents and data and extracts therefrom (including, without limitation, the preparation of financial audits) and to discuss the business of ADI and ADCI with the officers, representatives and employees of ADI and ADCI; provided, that no examination or investigation of the foregoing by Grodan or such representatives and agents pursuant to this subsection (e) shall affect any of the representations and warranties of ADI or ES set forth in this Agreement, and provided further, that (A) any examination or investigation of the foregoing shall be conducted in such manner as not to interfere unreasonably with the operation or the conduct of the businesses of or any other activities carried on by ES and ADI and (B) in the event of the termination of this Agreement for any reason whatsoever, Grodan will return to ES and ADI upon written request all documents, work papers, copies, extracts and other material obtained from ES and ADI in connection with the transactions contemplated hereby.

     (f) On or before the Closing, ADI shall provide evidence of ownership of Trademark 1, 353, 543 for Agro Dynamics.

     (g) On or before the Closing, EcoScience shall cause APD to enter into a supply agreement with NEWCO on such terms as set forth in Exhibit 6.1(g).

     (h) On or before the Closing ADI will provide NEWCO with a clearance certificate pursuant to Section 116 of the Income Tax Act of Canada.

     Section 6.2 Filings and Consents. After the execution and delivery of this Agreement, each of ES, ADI, ADCI and Grodan shall use its best efforts to consummate the transactions contemplated hereby to cooperate in obtaining any consent, approval, authorization or order of, or in making any registration or filing with, any Person required in connection with the execution, delivery or performance of this Agreement or in connection with the transactions contemplated hereby including those set forth on Schedule 4.3; provided that no party hereto shall be required to pay any Person (other than a Governmental
Body) or undertake any additional obligation to such Person to obtain such Person's consent to the transactions contemplated by this Agreement.

     Section 6.3 Post Closing Actions, Cooperation/Further Assurances/Other Matters.

     (a) If any consents of other Persons to assignment of any of the Contracts, Leases, Governmental Authorizations or other items to be assigned to NEWCO hereunder are not obtained prior to Closing, ES and ADI shall use its reasonable commercial efforts to obtain, or will assist NEWCO in obtaining, such consents as may be necessary or appropriate to vest in NEWCO all of ADI's right, title and interest therein. If such consent is not obtained or if an attempted assignment would be ineffective or would impair NEWCO's rights thereunder, ES and ADI will cooperate with NEWCO in any arrangement designed to provide for NEWCO the benefits under any such Contracts, Leases, Governmental Authorizations or other items. Each party hereto shall execute and deliver, and cooperate with any other party in obtaining, such additional instruments, documents, conveyances and assurances as reasonably have been requested by any other party to confirm and assure the rights and obligations set forth herein. ES and ADI shall file all necessary documentation and returns with respect to the Transfer Taxes as defined in Section 11.1.

     (b) The obligation of Grodan to reimburse ADI and/or NEWCO with respect to costs regarding the warehouse facilities in Ventura, California and Milton, Canada shall terminate as of the Closing and thereafter all costs related to these two facilities shall be borne by NEWCO.

     Section 6.4 Employment Matters. (a) On the Closing Date, ADI shall use its best efforts to cause all its employees to become employees of NEWCO on the same terms and conditions of employment that ADI has in effect on the date hereof. On or before the Closing Date, ADI shall send a written notice to all of its employees regarding such employment. On or before the Closing Date NEWCO shall hire the three individuals currently employed by Grodan on the terms and conditions under which they are currently employed by Grodan. Schedule 6.4 sets forth the identity of such individuals and the principal terms and conditions of their employment.

     (b) Certain Employee Plans. To the extent that service is relevant for purposes of eligibility, vesting or benefit accrual under any current or future Employee Benefit Plan, program or arrangement established, maintained or contributed to for the benefit of employees including employees who will become employees of NEWCO on the Closing Date ("NEWCO Employees"), such plan, program or arrangement shall credit such NEWCO Employees for service on or prior to the Closing Date with the members of the EcoScience Group. Any such plan, program or arrangement of NEWCO shall waive any pre-existing condition limitations and actively at work requirements and shall honor any deductible out-of-pocket expenses incurred under any Employee Benefit Plan maintained by the EcoScience Group by the NEWCO Employees and their beneficiaries or dependents.

     (c) EcoScience Corporation 401(k) Retirement Savings Plan (the "ES 401(k) Plan").

          (i) On or prior to the Closing Date, ES and ADI shall either (1) cause the ES 401(k) Plan to be amended to permit NEWCO to be a participating employer in such plan and to permit NEWCO employees to participate in the ES 401(k) Plan after the Closing Date and to provide such benefits no less favorable than those benefits enjoyed by such employees prior to the Closing Date (the "Amendment"); provided that such Amendment is reasonably satisfactory to Grodan; or (2) cause NEWCO to establish a Code Section 401(k) plan (the "NEWCO 401(k) Plan") for NEWCO Employees which shall provide benefits to NEWCO Employees no less favorable than those currently provided to the NEWCO Employees under the ES 401(k) Plan. ES and ADI agree to submit either the NEWCO 401(k) Plan or the Amendment to the IRS for a determination letter to the effect that the NEWCO 401(k) Plan (or Amendment) is qualified under Sections 401(a) and 401(k) of the Code within the time prescribed by applicable law to enable NEWCO to make any required changes to the NEWCO 401(k) Plan (or Amendment) effective retroactive to the date of its adoption ("Adoption Date") so the determination letter will apply effective as of the Adoption Date and ES and ADI shall agree to cause NEWCO to make any amendments to the NEWCO 401(k) Plan that the IRS may require as a condition of issuing such determination letter.

          (ii) Effective as of the Closing Date, NEWCO Employees will be fully vested in their respective account balances under the ES 401(k) Plan.

     (d) EcoScience Corporation Flexible Benefits Plan (the "ES Flex Plan"). On or prior to the Closing Date, ES and ADI shall cause NEWCO to establish a Code
Section 125
plan (the "NEWCO Flex Plan") for NEWCO Employees. The NEWCO Flex Plan shall provide benefits to NEWCO Employees no less favorable than those provided to the NEWCO Employees under the ES Flex Plan.

     Section 6.5 Financial Due Diligence. Grodan shall immediately commence a financial due diligence investigation with the assistance of Ernst & Young which shall involve a review and analysis of the Financial Statements and books and records of ADI and to the extent relevant ES since January 1, 1998 (the "Financial Due Diligence"). Grodan shall utilize its best efforts to complete the Financial Due Diligence on or before January 28, 2000.

     Section 6.6 Notification. Between the date of this Agreement and the Closing Date, ES or ADI will promptly notify Grodan in writing if ES or ADI becomes aware of any fact or condition that causes or constitutes a breach of any of the representations and warranties of ES or ADI as of the date of this Agreement, or if ES or ADI becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Schedules if the Schedules were dated the date of the occurrence or discovery of any such fact or condition, ES or ADI will promptly deliver to Grodan a supplement to the Schedules specifying such change. During the same period, ES or ADI will promptly notify Grodan of the occurrence of any breach of any covenant of ES or ADI in this Article VI or of the occurrence of any event that may make the satisfaction of the conditions in Article VII or VIII impossible or unlikely. Notwithstanding the foregoing, except as provided in Section 10.4, any such supplement or notification shall not modify or alter the duties and obligations of ES or ADI hereunder or the effect of any representation, warranty, covenant or indemnity made by ES or ADI under this Agreement, or constitute a waiver by Grodan, modification or alteration of any condition or obligation of ES or ADI.

     Section 6.7 Non-Compete. Each of ES and ADI covenants and undertakes for the period of time that ADI or an Affiliate will be a stockholder of NEWCO and for a two-year period thereafter, it shall not at any time, directly or indirectly through any Affiliate or otherwise:

          (i) own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected with or have an interest in, as a stockholder, director, officer, employee, promoter, consultant, adviser, lender or otherwise, any business or enterprise that is in competition with NEWCO's Business or Grodan's Business;

          (ii) solicit any Person who is a customer or prospective customer of NEWCO for business that is within the scope of NEWCO's Business or Grodan's Business;

          (iii) employ or retain, or knowingly arrange to have any other business enterprise or person employ or retain, any person who is or (during the term of this Agreement) was an employee, consultant or adviser of NEWCO, provided, however, that this subsection (iii) shall not be applicable to (A) Tim Mack, an individual residing at 16

Arboretum Drive, Jackson, New Jersey and (B) any person whose employment has been terminated by NEWCO.

ES and ADI hereby acknowledge and agree that any default under this Section 6.7 will cause damage to Grodan as a stockholder of NEWCO in an amount that would be extremely difficult or impossible to ascertain. Accordingly, in addition to any other relief to which Grodan may be entitled, Grodan shall be entitled to such temporary and/or permanent injunctive relief without the necessity for posting bond and without the necessity of proving actual damages as may be ordered by a court of competent jurisdiction, including without limitation, an injunction restraining any violation of this Section 6.7.

                                  ARTICLE VII
                      CONDITIONS TO OBLIGATIONS OF GRODAN.

          The obligations of Grodan to consummate the acquisition purchase of shares of NEWCO at the Closing are subject, at Grodan's option, to the fulfillment, prior to or at the Closing, of each of the conditions set forth in this Article VII. Grodan may waive any condition specified in this Article VII by executing a writing so stating at or prior to the Closing or by electing to proceed with the Closing with such condition unsatisfied. If Grodan waives any such unsatisfied condition, Grodan shall not be deemed to have waived any other rights or remedies it may have with respect to such condition.

     Section 7.1 Representations, Warranties and Covenants of ADI and ES.

     (a) Each and every representation and warranty of ADI and ES herein contained shall be true and complete in all material respects at the Closing Date, with the same effect as though made at such time except to the extent that a different time is specifically stated in any such representation or warranty and except where the breaches of the representations and warranties in the aggregate do not have a material adverse effect on ADI or the business to be conducted by NEWCO with the Contributed Assets or the financial condition or prospects of NEWCO. ADI and ES shall each have performed and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing Date. Solely for purposes of this Section 7.1(a) and in determining compliance with the condition(s) set forth herein, any representation and warranty made by ADI and ES in this Agreement shall be read and interpreted as if the qualification stated therein with respect to materiality was not contained herein. Grodan shall have received a certificate of the President of ADI to such effect.

     (b) The Chief Executive Officer of ADI and ES shall have executed and delivered to Grodan a certificate, dated the Closing Date, as to the accuracy of the matters set forth in subsection (a) above; and true and complete copies of all resolutions of the board of directors of ADI and ES authorizing the execution, delivery and performance of this Agreement, certified by the Secretary or an Assistant Secretary of ADI and ES as of the Closing Date, shall have been delivered to Grodan.

     Section 7.2 Absence of Proceedings. No party to this Agreement shall be subject to any restraining order or injunction restraining or prohibiting the consummation of the transactions contemplated hereby or by any of the Closing Documents; and no suit, action or proceeding shall have been instituted and remain pending before a Governmental Body which would prohibit the continued operation or conduct of the business of ADI, or adversely affect NEWCO's title or interest in the Contributed Assets.

     Section 7.3 Financial Due Diligence. The Financial Due Diligence shall not have revealed any facts or set of circumstances inconsistent with or omitted from the information contained in Article IV hereof or in the Schedules delivered by ES and ADI on the date hereof which additional facts or set of circumstances in Grodan's reasonable judgment may have a material adverse effect on the business, operations or financial condition or prospects of ADI and/or NEWCO.

     Section 7.4 Opinion of Counsel to ES and ADI. Grodan shall have received from counsel for ES and ADI an opinion, dated the Closing Date, in form and substance satisfactory to Grodan, to the effect that:

     (a) Each of ES and ADI is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, with all requisite corporate power and authority to own and lease its properties and carry on its business as conducted on the Closing Date and to effect the transactions contemplated by this Agreement;

     (b) Each of ES and ADI has the right, power and authority to effect the transactions contemplated by this Agreement and has taken all corporate action and other action required by it to authorize the execution, delivery and performance of this Agreement and to consummate the transactions contemplated hereunder;

     (c) Each of this Agreement and the Stockholders Agreement has been duly authorized, executed and delivered by each of ES and ADI. The Non-Competition Agreement (assuming due and valid authorization, execution and delivery by the other parties thereto) constitutes the valid and binding obligation of Michael De Giglio enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors' rights, or by equitable principles limiting the enforcement of creditors' rights generally;

     (d) The execution and delivery by each of ADI and ES of this Agreement and the Closing Documents and compliance with the terms and provisions hereof or thereof do not conflict or will not conflict with or result in a breach of any of the terms, conditions or provisions of the Certificate of Incorporation or By-Laws of each of ADI and ES or of any judgment, order, injunction, decree or ruling of any Governmental Body known to such counsel to which each of ADI and ES or any of the Contributed Assets is subject, or, to the knowledge of such counsel, any agreement or contract to which ADI or ES is a party, or constitute a default thereunder or give to others any rights of termination of the transactions contemplated thereby; and

     (e) To such counsel's knowledge, all Governmental Authorizations required in order to permit consummation by ADI of the transactions contemplated hereby and by the Closing Documents have been obtained.

     Section 7.5 Consents or Approvals. All material consents, waivers, approvals, licenses or authorizations of lessors, third parties, including Century pursuant to the Century Loan, or Governmental Bodies (or any amendments or modifications to existing agreements with third parties), including, without limitation, those described in Schedule 4.3, required to transfer the Contributed Assets and effect the transactions contemplated by this Agreement and the Closing Documents, and to allow the business of ADI to be operated by NEWCO after the Closing in the manner and to the extent that such business was operated by ADI immediately prior to the Closing, have been obtained and delivered to NEWCO.

     Section 7.6 Other Agreements.

     (a) ES and ADI shall have entered into the Stockholders Agreement substantially in the form set forth on Exhibit 7.6(a);

     (b) NEWCO shall have entered into the Distribution Agreement substantially in the form set forth on Exhibit 7.6(b);

     (c) Hoogendoorn shall have affirmatively consented to the assignment to NEWCO of the Hoogendoorn Agreement on terms reasonably acceptable to Grodan;

     (d) Green Meteor B.V. shall have affirmatively consented to the assignment to NEWCO of the Green Meteor Agreement on terms reasonably acceptable to Grodan;

     (e) Michael DeGiglio shall have entered into the Non-Compete Agreement substantially in the form set forth on Exhibit 7.6(e);

     (f) NEWCO shall have received from American Rockwool written acknowledgement indemnifying NEWCO from and against any and all product liability exposure resulting from the sales of American Rockwool granules, in a form reasonably satisfactory to Grodan;

     (g) ES, NEWCO and ADI shall have entered into the Cost-Sharing Agreement substantially in the form set forth on Exhibit 7.6(g);

     (h) NEWCO shall have adopted the NEWCO 401(k) Plan or the Amendment pursuant to Section 6.4; and

     (i) NEWCO shall have adopted the NEWCO Flex Plan pursuant to Section 6.4.

     Section 7.7 Bill of Sale. On or prior to the Closing Date, ADI shall have executed and delivered to NEWCO a General Bill of Sale in a form reasonably satisfactory to Grodan.

     Section 7.8 Conveyance; Assignment and Assumption Agreement. On or prior to the Closing Date:

     (a) ADI shall deliver to NEWCO an assignment or assignments, in form and substance satisfactory to Grodan, of ADI's right, title and interest to be transferred hereby in and to all Intellectual Property of ADI;

     (b) ADI shall deliver to NEWCO an assignment or assignments of ADI's interest in all Contracts and Leases included in the Contributed Assets to be assumed by NEWCO and NEWCO shall assume same;

     (c) At or after the Closing, ADI shall also execute and deliver, at ADI's expense, such further instruments of conveyance, sale, assignment or transfer, and shall take or cause to be taken such other or further action, as Grodan shall request at any time or from time to time in order to vest, confirm or evidence in NEWCO title to all or any part of the Contributed Assets intended to be contributed, sold, transferred, assigned and delivered to NEWCO under and in accordance with this Agreement;

     (d) ADI shall deliver to NEWCO all original Leases, Governmental Authorizations, Contracts, books and records and other Contributed Assets;

     (e) ES and ADI shall deliver to Grodan any and all necessary corporate resolutions, authorizations or other instruments necessary or proper to evidence the authority of ES or ADI and the Person(s) executing any Closing Documents on ES or ADI's behalf to execute and/or deliver the same;

     (f) ES or ADI shall deliver any and all other documents, agreements, certifications, affidavits and/or instruments to be executed and/or delivered by them in accordance with the terms of this Agreement.

                                  ARTICLE VIII
                        CONDITIONS TO OBLIGATIONS OF ADI.

     The obligations of ADI to contribute, transfer and convey the Contributed Assets at the Closing are subject, at ADI's option, to the fulfillment, prior to or at the Closing, of each of the conditions set forth in this Article VIII. ADI may waive any condition specified in this Article VIII by executing a writing so stating at or prior to the Closing or by electing to proceed with the Closing with such condition unsatisfied. If ADI waives any such unsatisfied condition, ADI shall not be deemed to have waived any other rights or remedies it may have with respect to such condition.

     Section 8.1 Representations, Warranties and Covenants of Grodan.

     (a) Except where the failure to satisfy such conditions would not have a material adverse effect, (i) each and every representation and warranty of Grodan herein contained shall be true and complete at the Closing Date, with the same effect as though made at such time except to the extent that a different time is specifically stated in any such representation or warranty, and (ii) Grodan shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

     (b) Grodan shall have delivered to ADI a certificate, dated the Closing Date and signed by its President or an executive vice president, as to the accuracy of the matters set forth in subsection (a) above; and true and complete copies of all resolutions of the boards of directors of Grodan authorizing the execution, delivery and performance of this Agreement, certified by the Secretary or an Assistant Secretary of Grodan as the case may be, as of the Closing Date shall have been delivered to ADI.

     Section 8.2 Absence of Proceedings. No party to this Agreement shall be subject to any restraining order or injunction restraining or prohibiting the consummation of the transactions contemplated hereby or by the Closing Documents and no suit, action or proceeding shall have been instituted and remain pending before a Governmental Body that would prohibit such transactions.

     Section 8.3 Opinion of Grodan's Counsel. ADI shall have received from Grodan's counsel an opinion, dated the Closing Date, in form and substance satisfactory to counsel for ES and ADI, to the effect that:

     (a) Grodan is duly organized and validly existing in good standing under the laws of its state of incorporation with all requisite corporate power and authority to own and operate its properties and to conduct the business it is conducting as of the Closing Date and to effect the transactions contemplated by this Agreement;

     (b) Grodan has the right, power and authority to effect the transactions contemplated by this Agreement and has taken all corporate action and other action required by it to authorize the execution, delivery and performance of this Agreement and to consummate the transactions contemplated hereunder;

     (c) This Agreement and the Closing Documents to which Grodan is to be a party have each been duly executed and delivered by Grodan and all corporate action by Grodan required to authorize the transactions contemplated hereby and thereby have been taken; and

     (d) Neither the execution and delivery by Grodan of this Agreement or the Closing Documents nor compliance with any terms and provisions thereof will conflict with or result in a breach of any of the terms, conditions or provisions of the respective Certificates of Incorporation or By-Laws of Grodan or of any judgment, order, injunction, decree or ruling of any Governmental Body to which Grodan is subject and of which Grodan's counsel has knowledge, or to the knowledge of such counsel, any other agreement or contract to which Grodan is a party or to which it is subject or constitute a default thereunder.

     (e) To such counsel's knowledge, all Governmental Authorizations required in order to permit consummation by Grodan of the transactions contemplated hereby and by the Closing Documents have been obtained.

     Section 8.4 Consent of Century. ADI shall have obtained the consent, waiver, approval, or authorization of Century to effect the transactions contemplated by this Agreement.

     Section 8.5 Other Agreements.

     (a) Grodan shall have entered into the Stockholders Agreement substantially in the form set forth on Exhibit 7.6(a).

     (b) Grodan shall have entered into the Distribution Agreement substantially in the form set forth on Exhibit 7.6(b).

     (c) Grodan shall have entered into the Cost-Sharing Agreement substantially in the form set forth on Exhibit 7.6(g).

     (d) Hoogendoorn shall have affirmatively consented to the assignment to NEWCO of the Hoogendoorn Agreement on terms reasonably acceptable to ADI.

     (e) Green Meteor B.V. shall have affirmatively consented to the assignment to NEWCO of the Green Meteor Agreement on terms reasonably acceptable to ADI.

     (f)  NEWCO shall have executed and delivered the Assumption Agreement.

                                   ARTICLE IX
                                  TERMINATION.

     Section 9.1 Termination. Notwithstanding any other provision of this Agreement, this Agreement may be terminated and abandoned before the Closing
Date:

     (a) by mutual written agreement of ES, ADI and Grodan;

     (b) by Grodan, if (i) the conditions set forth in Article VII have not all been fulfilled (or waived by it) on or before June 30, 2000, and (ii) Grodan has complied with all of the obligations applicable to it as set forth in this Agreement;

     (c) by ES and ADI, if (i) the conditions set forth in Article VIII have not all been fulfilled (or waived by ES and ADI) on or before June 30, 2000, and
(ii) ES and ADI have complied with all of the obligations applicable to them as set forth in this Agreement;

     (d) by Grodan, in the event of a breach by ES or ADI of any representation, warranty, covenant or other agreement contained in this Agreement which would give rise to the failure of the conditions contained in Section 7.1 and ES or ADI shall fail to remedy such breach within ten (10) business days after written notice specifying such breach in reasonable detail and demanding that the same be remedied;

     (e) by ES and ADI, in the event of a breach by Grodan of any representation, warranty, covenant or other agreement contained in this Agreement which would give rise to the failure of the conditions contained in
Section 8.1 and Grodan shall fail to remedy such breach within ten (10) business days after written notice specifying such breach in reasonable detail and demanding that the same be remedied; and

     (f) by Grodan, on or before January 28, 2000 in the event that the Financial Due Diligence investigation shall have revealed any fact or set of circumstances inconsistent with or omitted from the information contained in the Schedules delivered by ES and ADI on the date hereof which additional facts or set of circumstances in Grodan's reasonable judgment may have a material adverse effect on the business, operations or financial condition or prospects of the ADI or NEWCO.

     Section 9.2 Effect of Termination. Each party's right of termination under
Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 6.1(e), 9.2, 11.1, 11.3, 11.6, 11.9 and 11.14
shall survive.

                                   ARTICLE X
                                INDEMNIFICATION.

     Section 10.1 Indemnification of Grodan and NEWCO.

     (a) ES and ADI jointly and severally agree to indemnify, defend and hold harmless Grodan and its successors and assigns from and against any and all Losses, directly or indirectly occasioned by, arising out of, related to, based on or resulting from (i) any breach or default of any of the representations, warranties, covenants or agreements of ES or ADI contained in this Agreement or in any Exhibit or Schedule hereto or any Closing Document, (ii) Liabilities whether or not addressed by a representation and warranty which were created, incurred or arose from facts, events, conditions or circumstances existing on or before the Closing Date, to the extent that, but only to the extent that, such Liabilities were not reflected or reserved against on the Balance Sheet adjusted for Liabilities incurred in the Ordinary Course of Business since December 5, 1999, (iii) Liabilities, Taxes, fees and expenses related to this Agreement and the transactions contemplated hereby or resulting therefrom, and (iv) the Liabilities not directly assumed by NEWCO pursuant to this Agreement (including, without limitation, Environmental, Health and Safety Liabilities).

     Section 10.2 Indemnification of ADI and ES. Grodan agrees to indemnify, defend and hold harmless ES and ADI from and against any and all Losses, directly or indirectly occasioned by, arising out of, related to, based on or resulting from any breach or default of any of the representations, warranties, covenants or agreements of Grodan contained in this Agreement or in any Exhibit, Schedule or Closing Document.

     Section 10.3 Claims for Indemnification.

     (a) Promptly after the receipt by an Indemnified Party of notice of (i) any claim, (ii) Environmental Claim or (iii) the commencement of any action, proceeding or litigation (collectively, "Litigation") which may entitle an Indemnified Party to indemnification, such party shall give the Indemnifying Party written notice of such claim or the commencement of such Litigation. The Indemnified Party shall permit the Indemnifying Party to assume the defense of any such claim or Litigation if (i) the Indemnifying Party gives written notice to the

Indemnified Party acknowledging the Indemnified Party's right to indemnification for such claim or Litigation pursuant to this Article X, (ii) counsel to the Indemnifying Party is reasonably satisfactory to the Indemnified Party and (iii) the claim or Litigation seeks only money damages (including reimbursement of response clean up costs) and does not seek injunctive or other equitable relief. The failure to give the Indemnifying Party timely notice under this clause shall not preclude the Indemnified Party from seeking indemnification from the Indemnifying Party unless such failure has materially prejudiced the Indemnifying Party's ability to defend such claim or Litigation.

     (b) If the Indemnifying Party assumes the defense of any such claim or Litigation as set forth in subsection (a), the obligations of the Indemnifying Party as to such claim or Litigation shall be limited to taking all steps necessary in the defense or settlement of such claim or Litigation and to holding the Indemnified Party harmless from and against any Losses, caused by or arising out of any settlement approved by the Indemnifying Party or any judgment in connection with such claim or Litigation; however, the Indemnified Party may participate, at its or his expense, in the defense of such claim or Litigation provided that the Indemnifying Party shall direct and control the defense of such claim or Litigation. The Indemnified Party shall cooperate and make available all books and records reasonably necessary and useful in connection with the defense. Neither the Indemnifying Party nor the Indemnified Party shall consent to entry of any judgment, or enter into any settlement with respect to any Loss without the written consent of the other party, which consent shall not be unreasonably withheld.

     (c) If the Indemnifying Party does not assume the defense of any such claim or Litigation, the Indemnified Party may, but shall have no obligation to, defend against such claim or Litigation in such manner as it may deem appropriate. The Indemnifying Party shall promptly reimburse the Indemnified Party for the amount of all reasonable expenses, legal or otherwise, incurred by the Indemnified Party in connection with the defense against or settlement of such claim or Litigation. If no settlement of the claim or Litigation is made, the Indemnifying Party shall promptly reimburse the Indemnified Party for the amount of any judgment rendered with respect to such claim or in such Litigation and of all reasonable expenses, legal or otherwise, incurred by the Indemnified Party in the defense against such claim or Litigation.

     Section 10.4 Materiality or Knowledge. Solely for the purposes of calculating the amount of Losses arising from any breach or default of any of the representations, warranties, covenants and agreements contained in this Agreement or any Exhibit or Schedule, or any Closing Document, the applicable provisions thereof shall be read and interpreted as if any qualification stated therein with respect to materiality or material adverse effect or knowledge was not contained therein, provided, however, in no event shall any party hereto be indemnified for Losses resulting from events occurring during the period beginning on the date hereof and ending on the Closing Date, if and only if, the breaching or defaulting party shall notify the other party of such event in writing at least three Business Days prior to the Closing Date.

     Section 10.5 Method of Payment of Indemnification. All amounts payable pursuant to this Article X shall be paid in cash to the Indemnified Party or to such Person as the Indemnified Party may direct.

     Section 10.6 Limitations on Indemnification. Each party will have no Liability for indemnification pursuant to this Article X until the aggregate total of all Losses for which such party is the Indemnifying Party exceeds $200,000 (at which time such party shall indemnify the Indemnified Party for the entire amount of Damages). Notwithstanding anything to the contrary, if Grodan shall be the Indemnified Party, ES and ADI shall be jointly and severally liable to Grodan for 49% of such Losses and if ES and ADI shall be the Indemnified Party, Grodan shall be liable to ES and ADI for 51% of such Losses. In no event shall any party have Liability for indemnification pursuant to this Article X in excess of $3,000,000 after giving effect to the percentages set forth in the preceding sentence.

                                   ARTICLE XI
                                 MISCELLANEOUS.

     Section 11.1 Expenses. Each of the parties hereto shall bear its own expenses, including fees of any attorneys and accountants engaged by such party, except for (a) if, and only if, the transactions contemplated hereby are consummated, then NEWCO shall pay the (i) reasonable legal fees owed to Giordano, Halleran and Ciesla in an amount not to exceed $50,000 which shall be paid by NEWCO; and (ii) reasonable fees owed to Arthur Andersen in connection with advisory services rendered in connection with the transactions contemplated by this Agreement and the fiscal 1999 audit of ADI in an amount not to exceed $30,000; (b) any Taxes or filing, registration or recording fees applicable to or arising out of or in connection with the transactions described in Sections
2.1 - 2.4 ("Transfer Taxes") shall be borne by ES and ADI; and (c) in the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

     Section 11.2 Survival. The representations, warranties, covenants, indemnities and agreements of the parties to this Agreement shall survive the Closing and shall survive any investigation by the other party; provided, however, that the representations and warranties contained in Articles IV and V shall survive until the second anniversary of the Closing Date, except for Sections 4.2, 4.17, 4.19, 4.21 and 4.24 which shall survive indefinitely.

     Section 11.3 Notices. All notices, demands or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered, mailed or transmitted, and shall be effective upon receipt if delivered personally on the third Business Day following the date mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or the first Business Day following being sent by electronic transmission to the telecopier number specified below:

                 (a)    if to ES:

                         EcoScience Corporation
                         10 Alvin Ct. Road
                         East Brunswick, NJ  08816
                         Attn: Michael DeGiglio
                               Chief Executive Officer
                         Telecopier No.:  (732) 257-2326

                 (b)     if to ADI:

                         Agro Dynamics, Inc.
                         10 Alvin Ct. Road
                         East Brunswick, NJ  08816
                         Attn: Michael DeGiglio
                               Chief Executive Officer
                         Telecopier No.:  (732) 257-2326

                         with a copy to:

                         Giordano, Halleran & Ciesla
                         125 Half Mile Road
                         P.O. Box 190
                         Middletown, NJ  07748
                         Attn: John Aiello
                         Telecopier No.:  (732) 224-6599

                 (c)     if to Grodan:

                         Grodania A/S
                         Hovedgaden 501
                         DK 2640 Hedehusene
                         Denmark
                         Attn: Henrik Frank Nielsen
                               Managing Director
                         Telecopier No.: (011) 45 46 56 12 11

                         with a copy to:

                         Pedersen & Jantzen
                         Nyropsgade 45
                         DK 1602 K0benhavn
                         Denmark
                         Attn: Dan Terkildsen
                         Telecopier No.: (011) 4533 1295 15
                         with a copy to:

                         Baker & McKenzie
                         805 Third Avenue
                         New York, New York  10022
                         Attn:  Howard M. Berkower
                         Telecopier No.: (212) 759-9133

     Section 11.4 Assignment; Successors and Assigns. Neither this Agreement nor any interest herein may be assigned or transferred by any party hereto or by operation of law or otherwise without the consent in writing of the other parties, provided, however, that Grodan may assign this Agreement in whole or in part to a separate entity, directly or indirectly, wholly owned by Rockwool International A/S formed for the purpose of consummating the transactions contemplated hereby in which case Grodan shall remain liable under the terms of this Agreement. Subject to the foregoing, the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, permitted assigns, heirs and legal representatives.

     Section 11.5 Entire Agreement. This Agreement, the Schedules and Exhibits referred to herein and the Closing Documents constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral among such parties and constitute the whole and entire basis upon which the respective rights, duties, obligations, representations and warranties contained herein and therein are based. No term or provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom the enforcement of such change, waiver, discharge or termination is sought.

     Section 11.6 Governing Law; Construction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware in all respects, including all matters of construction, validity and performance, without regard to their conflict of law principles.

     Section 11.7 Construction. THE PARTIES HAVE PARTICIPATED JOINTLY IN THE NEGOTIATION AND DRAFTING OF THIS AGREEMENT. IF AN AMBIGUITY OR QUESTION OF INTENT OR INTERPRETATION ARISES, THIS AGREEMENT SHALL BE CONSTRUED AS IF DRAFTED JOINTLY BY THE PARTIES, AND NO PRESUMPTION OR BURDEN OF PROOF SHALL ARISE FAVORING OR DISFAVORING ANY PARTY BY VIRTUE OF THE AUTHORSHIP OF ANY OF THE PROVISIONS OF THIS AGREEMENT. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Nothing in the Schedules hereto shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty concerns the existence of the

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document or other item itself). The parties intend that each representation, warranty and covenant contained herein shall have independent significance. All references to Schedules and Exhibits shall mean the Schedules and Exhibits attached hereto and made a part hereof.

     Section 11.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

     Section 11.9 Arbitration. All disputes arising in connection with this Agreement shall be finally settled by an institutional arbitration under the ICC Rules by three (3) arbitrators, one (1) appointed by ES and/or ADI, another one
(1) appointed by Grodan, and the third arbitrator shall be selected by the two
(2) party-appointed arbitrators, or failing agreement, by the ICC in accordance with its rules. The place of the arbitration shall be the City of New York, State of New York, United States of America. The language of the arbitration shall be English and the arbitrators shall issue their awards reasoned and in writing. Any decision or award resulting from such arbitration shall be final and binding on the parties and the expenses of the arbitration shall be borne by the parties in such proportion and manner as may be provided in the arbitration award. The parties agree that any monetary award will be made and paid exclusively in dollars of the United States of America.

     Section 11.10 Captions. The captions in this Agreement are for convenience of reference only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

     Section 11.11 Counterparts. This Agreement may be executed in any number of counterparts, and by any party on separate counterparts, each of which as so executed and delivered shall be an original, and it shall not be necessary in making proof of this Agreement as to any party hereto to produce or account for more than one such counterpart executed by such party.

     Section 11.12 Publicity. Each of the parties hereto agrees that, until the Closing it will consult with the other party before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby and that, subject to the requirements of applicable law or, neither party will make any such press release or public statement without the prior consent of the other party.

     Section 11.13 Waiver. All of the original rights and powers of any party hereunder shall remain in force notwithstanding any neglect, forbearance or delay in enforcement thereof, and no party shall be deemed to have waived any of its rights, any provision of this Agreement or any notice given hereunder unless such waiver is in a writing signed by an officer of the waiving party. No such waiver by a party of any breach by another party of any provision of this Agreement shall be deemed a waiver of any continuing, future or

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recurring breach of such provision or any other provision of this Agreement. No action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action or compliance with any representations, warranties, covenants or agreements contained in this Agreement.

     Section 11.14 No Third Party Beneficiaries/No Partnership. This Agreement shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns. Nothing contained or implied in this Agreement shall constitute a partnership between the parties and, except as specifically provided herein, none of the parties shall have any authority to bind or commit any other.

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


     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

AGRO DYNAMICS INC.


By:
   ------------------------------------
   Name:
   Title:


ECOSCIENCE CORPORATION


By:
   ------------------------------------
   Name:
   Title:


GRODANIA A/S


By:
   ------------------------------------
   Name: Jack de Jonge
   Title: Chairman of the Board


By:
   ------------------------------------
   Name: Henrik Frank Nielsen
   Title: Managing Director


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